Ratio of Earnings to Combined Fixed Charges and Preference Dividends

                                                                              Year Ended                    Nine months ended
                                                          -------------------------------------------------------------------
                                                              1996         1997         1998           1999        09/30/2000
                                                          -------------------------------------------------------------------
Interest Expense                                                 -       429,012     1,504,334      1,749,225      2,975,803
Minority interest in income of subsidiary                        -             -     1,563,999      5,602,264      7,153,903
Recurring fees relating to the Private Label
 Tender Option Program                                           -             -       454,919      1,416,756      1,575,542
Amortization of capitalized costs related
 to indebtedness                                                 -             -       158,572        345,282        359,213
Preference security dividend requirements of
 consolidated subsidiaries                                       -             -             -      3,014,375      5,632,331
                                                         -------------------------------------------------------------------
    Total Fixed Charges                                          -       429,012     3,681,824     12,127,902     17,696,792
                                                         ===================================================================


Income before minority interests                         5,845,041    10,055,808    23,589,871     31,798,457     33,195,923
  Add:  Total Fixed Charges                                      -       429,012     3,681,824     12,127,902     17,696,792
  Less:  Preference security dividend requirements of            -             -             -     (3,014,375)   (5,632,331)
  consolidated subsidiaries                              -------------------------------------------------------------------
    Earnings                                             5,845,041    10,484,820    27,271,695     40,911,984     45,260,384
                                                         ===================================================================


Ratio of Earnings to Combined Fixed Charges
  and Preference Dividends                                  N/A          24:1           7:1           3:1          3:1



For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.